UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 20, 2004

Safeguard Scientifics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

1-5620	23-1609753

(Commission File Number)	(IRS Employer Identification No.)

800 The Safeguard Building
435 Devon Park Drive
Wayne, PA	19087

(Address of Principal Executive Offices)	(Zip Code)

610-293-0600

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On October 20, 2004, Safeguard Scientifics, Inc. (“Safeguard”) agreed to acquire the business and substantially all of the assets of Laureate Pharma L.P. (“Laureate Pharma”) of Princeton, New Jersey for approximately $29.5 million in cash, subject to adjustment, pursuant to an Asset Purchase Agreement, dated as of October 20, 2004 (the “Agreement”), by and among Safeguard, Biopharma Acquisition Company, Inc., a wholly owned subsidiary of Safeguard, Laureate Pharma and Purdue Pharma L.P. Laureate Pharma is a privately held bioprocessing and drug delivery services company dedicated to supporting the development and commercialization of new pharmaceuticals and diagnostics. The transaction is subject to customary closing conditions and is expected to close in the fourth quarter of 2004. The transaction is not anticipated to have a significant impact on Safeguard’s 2004 financial results.

The information set forth above is qualified in its entirety by reference to the Agreement (attached hereto as Exhibit 10.1), which is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits

10.1	Asset Purchase Agreement, dated as of October 20, 2004, by and among Safeguard Scientifics, Inc., Biopharma Acquisition Company, Inc., Laureate Pharma L.P. and Purdue Pharma L.P.

10.2	Form of Agreement of Lease by and between Norwell Land Company and Biopharma Acquisition Company, Inc.

10.3	Form of Termination and Option Agreement by and between Norwell Land Company and Biopharma Acquisition Company, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Dated: October 25, 2004	By:	CHRISTOPHER J. DAVIS

Christopher J. Davis Executive Vice President and Chief Administrative & Financial Officer

Exhibit Index

10.1	Asset Purchase Agreement, dated as of October 20, 2004, by and among Safeguard Scientifics, Inc., Biopharma Acquisition Company, Inc., a wholly owned subsidiary of Safeguard, Laureate Pharma L.P. and Purdue Pharma L.P.

10.2	Form of Agreement of Lease by and between Norwell Land Company and Biopharma Acquisition Company, Inc.

10.3	Form of Termination and Option Agreement by and between Norwell Land Company and Biopharma Acquisition Company, Inc.